    As filed with the Securities and Exchange Commission on December 24, 1998

                                                   Registration No. 333-
                                                                        --------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                           National Media Corporation
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   13-2658741
                     (I.R.S. Employer Identification Number)

                             15821 Ventura Boulevard
                                    Suite 570
                          Los Angeles, California 91436
                    (Address of principal executive offices)

     National Media Corporation 1991 Amended and Restated Stock Option Plan
                              (Full Title of Plans)

                               Daniel M. Yukelson
   Executive Vice President/Finance and Chief Financial Officer, and Secretary
                             15821 Ventura Boulevard
                                    Suite 570
                          Los Angeles, California 91436
                     (Name and address of agent for service)

                                 (818) 461-6400
          (Telephone number, including area code, of agent for service)

                               ------------------

                                   Copies to:
                        William W. Matthews, III, Esquire
                 Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                               1401 Walnut Street
                        Philadelphia, Pennsylvania 19102
                                 (215) 568-6060

                         CALCULATION OF REGISTRATION FEE

----------------------- -------------------- -------------------------- ------------------------ ------------------
                                                      Proposed                 Proposed              Amount of
 Title of Securities       Amount to be           Maximum Offering         Maximum Aggregate       Registration
  to be Registered          Registered             Price Per Share          Offering Price              Fee
----------------------- -------------------- -------------------------- ------------------------ ------------------
----------------------- -------------------- -------------------------- ------------------------ ------------------
Common Stock, par
value $1.00 per share      3,800,000(1)            $8.97/share (2)          $34,086,000 (2)          $9,476.00

----------------------- -------------------- -------------------------- ------------------------ -------------------

(1) Represents 3,800,000 additional shares of Registrant=s Common Stock issuable upon the exercise of options which may be granted under National Media Corporation's 1991 Amended and Restated Stock Option Plan.

(2) Based on the average of the high and low trading price of the Registrant's Common Stock as reported by the New York Stock Exchange on December 21, 1998, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

                                     PART I
                                     ------

                       INFORMATION REQUIRED IN PROSPECTUS


         A reoffer prospectus prepared in accordance with the requirements of
Part I of Form S-3 is being filed with the Commission as part of this Registration Statement. The Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PROSPECTUS

                           National Media Corporation
                             15821 Ventura Boulevard
                                    Suite 570
                          Los Angeles, California 91436
                                 (818) 461-6400

                      ------------------------------------

                        3,800,000 Shares of Common Stock

                      ------------------------------------


         The persons listed in this Prospectus under "Selling Stockholders" are offering and selling a total of up to 3,800,000 shares of common stock of National Media Corporation which they may acquire upon exercise of stock options granted by National Media pursuant to the terms of the National Media Corporation 1991 Amended and Restated Stock Option Plan.

         The Selling Stockholders may offer the shares of common stock through public or private transactions, on the New York Stock Exchange or the Philadelphia Stock Exchange under the symbol "NM" at prevailing market prices or in private transactions at negotiated prices. National Media will pay all costs and expenses incurred in connection with the registration of the issuance and resale of the shares of common stock under the Securities Act of 1933. The Selling Shareholders will pay the costs associated with any sales of the shares of common stock, including any discounts, commissions and applicable transfer taxes.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                      ------------------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
             SHARES OF COMMON STOCK OR DETERMINED IF THIS PROSPECTUS
                   IS TRUTHFUL OR COMPLETED ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.




                The date of this Prospectus is December 24, 1998.

                                TABLE OF CONTENTS



SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.................................................................3

RISK FACTORS......................................................................................................3

THE COMPANY.......................................................................................................8

RECENT DEVELOPMENTS...............................................................................................8

USE OF PROCEEDS...................................................................................................9

SELLING STOCKHOLDERS.............................................................................................10

PLAN OF DISTRIBUTION.............................................................................................10

LEGAL MATTERS....................................................................................................11

EXPERTS..........................................................................................................11

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................11

WHERE YOU CAN GET MORE INFORMATION...............................................................................12


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this Prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and has been derived using numerous assumptions.

          - Important factors that may cause actual results to differ from projections include, for example,

          - the success or failure of National Media's efforts to implement its business strategies;

          -    competition for National Media's products and media time;

          - National Media's ability to raise sufficient capital to expand our business;

          - National Media's ability to develop or obtain rights to successful new products and ability to exploit alternative distribution channels such as electronic commerce;

          - National Media's ability to attract and retain quality employees and talented performers for National Media's infomercials; and

          - other risks which may be described in National Media's future filings with the SEC.

         National Media does not promise, nor is it obligated, to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.


                                  RISK FACTORS

         You should carefully consider each of the following factors and other information in this prospectus before deciding to invest in shares of National Media's Common Stock.

Recent Losses; Cash Flow; Going Concern.

         National Media incurred significant losses in four of its last five fiscal years. National Media also reported a net loss of approximately $12.2 million for the first six months of fiscal 1999. Because of National Media's financial condition as well as other unfavorable conditions, including cash flow problems, National Media's independent auditors stated, in their report dated June 29, 1998, that substantial doubt exists as to National Media's ability to continue as a going concern. In response to these issues, National Media developed a business plan and has begun implementing new initiatives designed to increase revenues, reduce costs and return it to profitability; however, if the business plan does not adequately address the circumstances and situations which resulted in National Media's past poor performance, National Media would be required to seek alternative forms of financing, the availability of which is uncertain, or be forced to go out of business. On December 3, 1998, National Media consummated a $20.0 million secured credit agreement with Foothill Capital Corporation. Borrowings under the credit agreement are subject to certain levels of collateral and related advance rates.

         Risks of Doing Business in the Transactional Television (Infomercial) and Electronic Commerce Industries

         National Media experiences extreme competition for products, customers and media access in the transactional television and electronic commerce industries. Accordingly, to be successful, National Media must:

          - Accurately predict consumer needs, market conditions and competition;

          -    Introduce successful products;
          -    Produce compelling infomercials;
          -    Acquire appropriate amounts of media time;
          -    Manage its media time effectively;
          -    Fulfill customer orders timely and efficiently;
          -    Provide courteous and informative customer service;
          -    Maintain adequate vendor relationship and terms;
          -    Enhance successful products to generate additional sales;
          -    Expand the methods used to sell products;
          -    Expand in existing geographic markets; and
          -    Integrate acquired companies and businesses efficiently.

         National Media's recent operating results were primarily caused by delays in product introductions, lack of successful products, failure to integrate strategic business acquisitions, failure to adequately leverage its global spending and deteriorating economic conditions in the Asian and South Pacific markets. National Media actively seeks out new products, new sources of products and alternative distribution channels, including retail and the Internet. National Media cannot be sure that inventors and product manufacturers will select National Media to market their products. Significant delays in product introductions or a lack of successful products could prevent National Media from selling adequate amounts of its products and otherwise have a negative effect on National Media's business.

Dependence on Foreign Sales

         National Media markets products to consumers in over 70 countries. In recent years National Media has derived approximately half of its net revenues from sales to customers outside the United States and Canada. National Media's largest international markets are Western Europe and Asia (primarily Japan and the South Pacific). The economic downturn in the Asian and South Pacific regions has had and, for the foreseeable future, is expected to have, an adverse effect on National Media. National Media's international expansion has increased its working capital requirements due to the additional time required to deliver products abroad and receive payment from foreign countries.

         While National Media's foreign operations have the advantage of airing infomercials that have already proven successful in the United States, as well as successful infomercials produced by other infomercial companies with limited media access and distribution capabilities, there can be no assurance that National Media's foreign operations will continue to generate similar revenues or operate profitably. Competition in the international marketplace is increasing rapidly. In addition, National Media is subject to many risks associated with doing business abroad, including:

          -    Adverse fluctuations in currency exchange rates;
          -    Transportation delays and interruptions;
          -    Political and economic disruptions;
          -    The imposition of tariffs and import and export controls; and
          -    Increased customs or local regulations.
          -    Lack of available long-form media.

         The occurrence of any of these risks could have a negative effect on National Media's business.

Entering into New Markets

         As National Media enters new markets, it is faced with the uncertainty of never having done business in that market's particular commercial, political and social environment. Accordingly, despite National Media's best efforts, likelihood of success is unpredictable for reasons particular to each new market. It is also possible that, despite National Media's apparently successful entrance into a new market, some unforeseen circumstance could arise which would limit National Media's ability to continue to do business, operate profitably or to expand in that new market.

Dependence on Successful Products; Unpredictable Market Life; Inventory Management and Product Returns

         National Media is dependent on its continuing ability to introduce successful new products to supplement or replace existing products as they mature within their product life cycles. National Media's five most successful products each year typically account for a substantial amount of National Media's annual net revenues. Generally, National Media's successful products change from year to year. Accordingly, National Media's future results of operations depend on its ability to introduce successful new products consistently and to capture the full revenue potential of each product at all stages of consumer marketing and distribution channels during the product's life cycle.

         In addition to a supply of successful new products, National Media's revenues and results of operations depend on a positive consumer response to its infomercials, the effective management of product inventory and other factors. Customer response to infomercials depends on many variables, including the appeal of the products being marketed, the effectiveness of the infomercial, the availability of competing products and the timing and frequency of airings. There can be no assurance that National Media's infomercials will receive market acceptance.

         National Media must have an adequate supply of inventory to meet consumer demand. Most of National Media's products have a limited market life, so it is extremely important that National Media generate maximum sales during this time period. If production delays or shortages, poor inventory management or inadequate cash flow prevent National Media from maintaining sufficient inventory during peak periods of demand, National Media could lose potential product sales, which may never be recouped. In addition, unanticipated obsolescence of a product may occur or problems may arise regarding regulatory, intellectual property, product liability or other issues which adversely affect future sales of a product even though National Media may still hold a large quantity of the product in inventory. Accordingly, National Media's ability to maintain systems and procedures to effectively manage its inventory is of critical importance to National Media's cash flow and results of operations.

         The average domestic and international market life of a product is less than two years. Generally, products generate their most significant revenues in their first year of sales. In addition, National Media must adapt to market conditions and competition as well as other factors which may cut short a product's life cycle and adversely affect National Media's results of operations.

         National Media offers a limited money-back guarantee on all of its products if the customer is not fully satisfied. Accordingly, National Media's results of operations may be adversely affected by product returns under National Media's guarantee, its product warranty or otherwise. Although National Media establishes reserves against product returns which it believes are adequate based on product mix and returns history, there can be no assurance that National Media will not experience unexpectedly high levels of product returns which exceed the reserves for a particular product. If product returns do exceed reserves, National Media's results of operations may be adversely affected.

Dependence on Third Party Manufacturers and Service Providers

         Substantially all of National Media's products are manufactured by other domestic and foreign companies. In addition, National Media sometimes uses other companies to fulfill orders placed for National Media's products and to provide telemarketing services. If National Media's suppliers are unable, either temporarily or permanently, to deliver products to National Media in time to fulfill sales orders, it could have a material adverse effect on National Media's results of operations. Moreover, because the time from the initial approval of a product by National Media's product development department until the first sale of a product must be short, National Media must be able to cause its product manufacturers to quickly produce high-quality, reasonably priced products for it to sell. However, because National Media's primary product manufacturers are foreign companies which require longer lead times for products, any delay in production or delivery would adversely affect sales of the product and National Media's results of operations. In addition, utilization of foreign manufacturers further exposes National Media to the general risks of doing business abroad.

Dependence on Media Access; Effective Management of Media Time

         National Media must have access to media time to promote its products on cable and broadcast networks, network affiliates and local stations, and via the Internet and radio. National Media purchases a significant amount of media time from cable television and satellite networks, which assemble programming for transmission to cable system operators. If demand for air time increases, cable system operators and broadcasters may limit the amount of time available for these broadcasts. Larger multiple cable system operators have begun selling "dark" time, (i.e., the hours during which a network does not broadcast its own programming) to third parties which may cause prices for such media to rise. Significant increases in the cost of' media time or significant decreases in National Media's access to domestic or international media time could negatively affect National Media. In addition, periodic world events may limit National Media's access to air time and reduce the number of persons viewing National Media's infomercials in one or more markets, which would negatively affect National Media for these periods.

         Recently, international media suppliers have begun to negotiate for fixed media rates, similar to the United States, and minimum revenue guarantees, each of which increase National Media's cost of media and risk.

         In addition to acquiring adequate amounts of media time, National Media's business depends on its ability to manage efficiently its acquisitions of media time, by analyzing the need for, and making purchases of, long term media and spot media. National Media must also properly allocate its available air time among its current library of infomercials and inventory or availability of its products. Whenever National Media makes advance purchases and commitments to purchase media time, it must manage the media time effectively, because the failure to do so could negatively affect National Media's business. If National Media cannot use all of the media time it has acquired, it attempts to sell its excess media time to others. However, there can be no assurance that National Media will be able to use or sell all of its purchased media time.

         In April 1998, National Media began leasing a twenty-four hour transponder on a newly-launched Eutelstat satellite, the "Hotbird IV," which broadcasts across Europe. National Media has incurred significant start-up costs in connection with the transponder lease. If National Media is unable to use effectively or sell the transponder media time, National Media's business could be negatively affected.

Litigation and Regulatory Actions

         There have been many lawsuits against companies in the direct marketing industry. Also, in recent years, National Media has been involved in significant legal proceedings and regulatory actions by the Federal Trade Commission and Consumer Product Safety Commission, which have resulted in significant costs and charges to National Media in defending and settling these matters. In addition, National Media, its wholly-owned subsidiary, Positive Response Television, Inc. and its chief executive officer are subject to FTC consent orders which require them to submit periodic compliance reports to the FTC. Any additional FTC or CPSC violations or significant new litigation could have an adverse impact on National Media's business.

         In August 1998, National Media received notice from the New York Stock Exchange ("NYSE") that it did not meet the NYSE's standards for continued listing. Representatives from National Media met with the NYSE staff and proposed actions to the NYSE designed to restore its compliance with the listing standards. The NYSE reviewed National Media's compliance plan and informed National Media that, while it would continue to monitor National Media's compliance and performance, no action by the NYSE was presently contemplated. If National Media's common stock is delisted from trading on the NYSE, it would have severe negative effects on National Media and its stockholders.

Product Liability Claims

         Products sold by National Media may expose it to potential liability from damages claims by users of the products. In certain instances, National Media is able to obtain contractual indemnification rights against these liabilities from the manufacturers of the products. In addition, National Media generally requires its manufacturers to carry product liability insurance. However, National Media cannot be certain that manufacturers will maintain this insurance or that their coverage will be adequate to cover all claims. In addition, National Media cannot be certain that it will be able to maintain its insurance coverage or obtain additional coverage on acceptable terms, or that its insurance will provide adequate coverage against all claims.

Competition

         National Media competes directly with companies which generate sales from infomercials and with other direct marketing and electronic commerce companies. National Media also competes with a large number of consumer product retailers, many of which have substantially greater financial, marketing and other resources than National Media. Some of these retailers have recently begun, or indicated that they intend to begin, selling products through direct response marketing methods, including sales within various electronic commerce channels, such as the Internet. National Media also competes with companies that make imitations of National Media's products at substantially lower prices, which may be sold in department stores, pharmacies, general merchandise stores and through magazines, newspapers, direct mail advertising, catalogs and the Internet.

Dependence on Key Personnel

         National Media's executive officers have substantial experience and expertise in direct response sales and marketing, electronic commerce and media. In particular, National Media is highly dependent on certain of its employees responsible for product development, production of infomercials and purchases of media. If any of these individuals leave National Media, National Media's business could be negatively affected. Steven Lehman, National Media's Chairman of the Board and Chief Executive Officer, Eric Weiss, National Media's Vice Chairman of the Board and Chief Operating Officer and Daniel Yukelson, National Media's Executive Vice President/Finance and Chief Financial Officer, and Secretary are currently compensated pursuant to the terms of a consulting agreement. While National Media expects to enter into employment agreements with each of Messrs. Lehman, Weiss and Yukelson, the loss of any of them would negatively affect National Media's business.

Year 2000 Issues

         The operation of National Media's business is dependent on its computer hardware, software programs and operating systems. Computer technology is used in several key areas of National Media's business, including merchandise purchasing, inventory management, pricing, sales, fulfillment and financial reporting, as well as in various administrative functions. National Media has been evaluating its computer technology to identify potential Year 2000 compliance issues and has begun an implementation process with respect thereto. It is anticipated that modification or replacement of some of National Media's computer technology will be necessary to enable National Media's computers to recognize the Year 2000. National Media does not expect that the costs associated with achieving Year 2000 compliance will have a significant effect on its business. In addition, National Media is also dependent on third-party suppliers and vendors and will be vulnerable to such parties' failures to address and resolve their Year 2000 issues. While National Media is not aware of any known third party problems that will not be corrected, National Media has limited information concerning the Year 2000 readiness of third parties. If management is incorrect, Year 2000 problems could have a negative effect on National Media and its business.

Seasonality

         National Media's revenues vary throughout the year. National Media's revenues have historically been highest in its third and fourth fiscal quarters and lower in its first and second fiscal quarters due to fluctuations in the number of television viewers. These seasonal trends have been and may continue to be affected by the timing and success of new product offerings and the potential growth in National Media's electronic commerce and retail businesses.

Risk of Substantial Dilution

         Sales of a substantial number of shares of National Media's common stock in the public market could adversely affect the market price of National Media's common stock. As of December 21, 1998, there were 29,630,816 shares of National Media's common stock outstanding, nearly all of which are freely tradeable. In addition, approximately 50 million shares of National Media's common stock are currently reserved for issuance upon the exercise of outstanding options and warrants and the conversion of convertible preferred stock. For example, approximately 18.5 million shares of common stock will be issued to holders of National Media's Series D Convertible Preferred Stock (based on a conversion price of $1.073125 per share) and approximately 13.3 million shares of common stock will be issued to holders of National Media's Series E Convertible Preferred Stock (based on a conversion price of $1.50 per share).


                                   THE COMPANY

         National Media is principally engaged in the use of direct response transactional television programming, known as infomercials, and electronic commerce, to sell consumer products. National Media manages all phases of direct marketing for the majority of its products in both the United States and international markets, including product selection and development, manufacturing by third parties, production and broadcast of infomercials, order processing and fulfillment and customer service.

         National Media is engaged in direct marketing of consumer products in the United States and Canada through its wholly-owned subsidiary, Quantum North America, Inc. (formerly Media Arts International, Ltd.), which National Media acquired in 1986, and internationally through its wholly-owned subsidiaries:
Quantum International Limited, which National Media acquired in 1991; Quantum Far East Ltd., through which National Media operates in all Asian countries other than Japan; Quantum International (Japan) Company Limited, which National Media formed in June 1995; and Prestige Marketing Limited and Suzanne Paul Holdings Pty Limited and its operating subsidiaries which National Media acquired in July 1996. National Media produces infomercials through Quantum Television (formerly d/b/a DirectAmerica Corporation), which National Media acquired in October 1995.

         National Media is a Delaware corporation, with its principal executive offices located at 15821 Ventura Boulevard, Suite 570, Los Angeles, California 91436 and its telephone number is 818-461-6400.


                               RECENT DEVELOPMENTS

         On October 23, 1998, National Media announced the consummation of a transaction (the "Transaction") pursuant to which, among other things, operational control of National Media was assumed by an investor group led by Messrs. Lehman, Weiss and Yukelson. At a special meeting of National Media's stockholders held earlier on October 23rd, prior to consummation of the Transaction, National Media's stockholders approved the Transaction, elected nine directors, approved an amendment to National Media's 1991 Stock Option Plan and ratified the appointment of Ernst & Young LLP as National Media's auditors for the fiscal year ending March 31, 1999.

         In connection with the Transaction, NM Acquisition Co., LLC, a Delaware limited liability company ("ACO"), invested an additional $20,000,000 into National Media in exchange for shares of newly-created Series E Convertible Preferred Stock ("Series E Stock") which shares are convertible into 13,333,333 shares of Common Stock. ACO is managed by Temporary Media Co., LLC, a Delaware limited liability company ("TMC") of which Messrs. Lehman, Weiss and Yukelson are the managing members. As part of the Transaction, TMC was granted a five-year option to purchase up to 212,500 shares of Common Stock, subject to certain vesting requirements, at an exercise price of $1.32 and warrants to purchase up to 3,762,500 shares of Common Stock at an exercise price ranging from $1.32 to $3.00, (1,000,000 of which may not be exercised by TMC or any employee of TMC). Financing for the Transaction was obtained through the private placement of equity interests in ACO. A portion of the $20,000,000 was used to repay in full National Media's obligations to its secured lender. The remainder of the funds was used to pay certain expenses of the Transaction and for working capital purposes.

         As of the closing of the Transaction, members of ACO and TMC beneficially owned an aggregate of 26,619,854 shares of Common Stock (which included shares of Common Stock underlying the Series E Stock, the Series D Preferred Stock, the Series D Common Stock Warrants and the Series C Common Stock Warrants (collectively, the "Securities")), along with the TMC options and TMC warrants set forth above, which represented approximately 34% of the then outstanding Common Stock on a fully diluted basis. Immediately following consummation of the Transaction, ACO was dissolved and the Securities were distributed to its members pro rata according to their membership interests in ACO. In connection with the dissolution of ACO, each of its members granted TMC an irrevocable proxy to vote their respective shares with regard to any election of Directors.

         Pursuant to the terms of the Transaction, (i) the stockholders of National Media elected Messrs. Lehman and Weiss and Andrew M. Schuon to National Media's Board of Directors, (ii) each of Albert R. Dowden, William M. Goldstein, Frederick S. Hammer, Robert N. Verratti and Jon W. Yoskin resigned from the Board of Directors, effective October 23, 1998, (iii) the size of the Board of Directors was reduced from nine to seven members and (iv) Stuart D. Buchalter, David E. Salzman and Robert W. Crawford were appointed to the Board of Directors. Following consummation of the Transaction, Mr. Lehman was appointed Chairman of the Board and Chief Executive Officer, Mr. Weiss was appointed Vice Chairman of the Board and Chief Operating Officer, John W. Kirby was appointed President and Mr. Yukelson was appointed Executive Vice President/Finance and Chief Financial Officer and Secretary of National Media.


                                 USE OF PROCEEDS

         National Media will not receive any proceeds from the sale of the shares of Common Stock offered hereby. The Selling Stockholders will receive all of the net proceeds from the sale of the shares of Common Stock offered hereby. Upon the exercise of stock options or warrants by the holders thereof, National Media will receive the exercise price of the stock options or the warrants. To the extent the stock options or warrants are exercised, National Media will apply the proceeds thereof to its general corporate purposes.

                              SELLING STOCKHOLDERS

         The following persons are eligible to sell, pursuant to this Prospectus, the number of shares of Common Stock set forth opposite their name in the table below. The Selling Stockholders may offer and sell the shares of Common Stock from time to time in the manner set forth in the Plan of Distribution. However, the Selling Stockholders are under no obligation to sell all or any portion of their shares of Common Stock offered hereby.


                                               Pre-Offering                         Post-Offering
                                               ------------                         -------------
                                                   Total                               Total
                                                  Number                               Number
                                                of Shares                            of Shares
         Name and Relationship                 Beneficially          Shares         Beneficially     Percentage
             to the Company                       Owned(1)           Offered          Owned(2)       of Class(3)
             --------------                       --------           -------          --------       -----------

John W. Kirby(4)                                  1,274,089          330,000              944,089        3.1%
Other Eligible Participants                              --        3,470,000                    0          0

----------------------------------------
 * Indicates less than one percent (1%).


(1)  All persons are employees of the Company unless otherwise indicated.

(2) Assumes the exercise of all options to purchase shares of Common Stock granted to the Selling Shareholders.

(3) Assumes the offer and sale of all shares of Common Stock eligible to be offered and sold hereby by the Selling Stockholders to third parties unaffiliated with such Selling Stockholders.

(4) These percentages are calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. Based upon 29,630,816 shares of Common Stock issued and outstanding as of December 21, 1998.

(5) Mr. Kirby is President of National Media and a member of its Board of Directors.


                              PLAN OF DISTRIBUTION

         The shares of Common Stock are being offered on behalf of the Selling Stockholders and the Company will not receive any proceeds from the Offering. The shares of Common Stock may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agent or may acquire such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be subject to change. The sale of the shares of Common Stock may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on the NYSE and PHLX; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into established trading markets, including direct sales to purchasers or sales effected through agents; (vi) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or its successor in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of Common Stock in the course of hedging the position they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of Common Stock, which shares of Common Stock may be resold thereafter pursuant to this Prospectus. There can be no assurance that all or any of the shares of Common Stock will be issued to, or sold by, the Selling Stockholders.

         Brokers, dealers, underwriters or agents participating in the sale of the shares of Common Stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Common Stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers or other persons who act in connection with the sale of the Common Stock hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commission they receive and proceeds of any sale of such shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between the Selling Stockholders and any other stockholders, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Common Stock.

         The Selling Stockholders and any other persons participating in the sale or distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders or any other such persons. The foregoing may affect the marketability of the Common Stock.

         The Company will pay substantially all of the expenses incident to the registration, offering and sale of the Common Stock to the public other than commissions or discounts of underwriters, broker-dealers or agents. The Company has also agreed to indemnify the Selling Stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby has been passed upon for the Company by the Company's outside legal counsel, Klehr, Harrison, Harvey, Branzburg & Ellers LLP, Philadelphia, Pennsylvania.


                                     EXPERTS

         The consolidated financial statements and schedule of National Media Corporation appearing in the Company's Annual Report (Form 10-K) for the year ended March 31, 1998 have been audited by Ernst & Young LLP, auditors, as set forth in their report thereon (which contains an explanatory paragraph indicating that matters exist that raise substantial doubt as to the Company's ability to continue as a going concern) included therein and incorporated herein by reference. Such consolidated financial statements and schedule have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows companies to "incorporate by reference" the information filed with them, which means that National Media can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and information National Media files later with the SEC will automatically update and supersede this information. National Media incorporates by reference the documents listed below and any future filings it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

          (a) National Media's Annual Report on Form 10-K for the fiscal year ended March 31, 1998;

          (b)  Amendment No. 1 on Form 10-K/A;

          (c) National Media's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998;

          (d) National Media's Current Reports on Form 8-K, dated April 8, 1998, June 1, 1998 , July 15, 1998, August 13, 1998 and October
               23, 1998;

          (e) National Media's proxy statement on Schedule 14A, dated September 23, 1998; and

          (f) The description of National Media's Common Stock contained in National Media's Registration Statement on Form 8-A, dated August 28, 1990, including all amendments and reports filed for the purpose of updating such description.


         This Prospectus is part of a registration statement National Media filed with the SEC. You should rely only on the information or representations provided in this Prospectus. National Media has authorized no one to provide you with different information. National Media is not offering or selling these securities in any state where the offer or sale is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date stated on the front cover page of this Prospectus.

         National Media will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of such documents which are incorporated herein by reference. You should direct your requests for copies to National Media Corporation, c/o Quantum Television, 15821 Ventura Boulevard, Suite 570, Los Angeles, California 91436; Attention:
Investor Relations, telephone number 818-461-6400, facsimile number
818-461-6525.


                       WHERE YOU CAN GET MORE INFORMATION


         At your request, we will provide you, without charge, a copy of any exhibits to National Media's Registration Statement. If you would like more information, write or call us at:

                            National Media Corporation
                            Attention:  Investor Relations
                            15821 Ventura Boulevard, Suite 570
                            Los Angeles, CA  91436
                            Telephone:  (818) 461-6400
                            Facsimile: (818) 461-6530

         National Media's fiscal year ends on March 31. National Media intends to provide to its stockholders annual reports containing audited financial statements and other appropriate reports. In addition, National Media files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. National Media's SEC filings are also available to the public on the SEC Internet site at http\\www.sec.gov.

No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering described herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy a security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.





 3,800,000 Shares of Common Stock


    National Media Corporation





          --------------
            PROSPECTUS
          --------------






         December 24, 1998

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

                  The following documents filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are incorporated into this Registration Statement by reference:

                    (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998;

                    (b)  Amendment No. 1 on Form 10-K/A;

                    (c) The Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998;

                    (d) The Company's Current Reports on Form 8-K, dated April 8, 1998, June 1, 1998 , July 15, 1998, August 13, 1998
                         and October 23, 1998;

                    (e) The Company's proxy statement on Schedule 14A, dated September 23, 1998; and

                    (f) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated August 28, 1990, including all amendments and reports filed for the purpose of updating such description.

                    All documents filed pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act subsequent to the date of this Prospectus and prior to the completion or termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


Item 4.           Description of Securities.

                  Not applicable.

Item 5.           Interests of Named Experts and Counsel.

                  Not applicable.

Item 6.           Indemnification of Directors and Officers.

                  The Company has adopted in its Certificate of Incorporation and Bylaws the provisions of Section 102(b)(7) of the Delaware General Corporation Law which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit.

                  Further, the Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify all persons whom it may indemnify pursuant to Section 145 of the Delaware Corporation Law to the full extent permitted therein. Section 145 provides, subject to various exceptions and limitations, that the Company may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of a quorum of disinterested members of the Board of Directors, independent legal counsel or the stockholders of the Company. In addition, the Company shall indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith.

Item 7.           Exemption from Registration Claimed.

                  Not applicable.

Item 8.           Exhibits.


Exhibit No.       Description
-----------       -----------

     4*           National Media Corporation's Amended and Restated 1991 Stock Option
                  Plan.

     5            Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP with respect to the legality of the shares of Common Stock being registered hereunder.

     23           Consent of Ernst & Young LLP, independent certified public accountants, with respect to the consolidated financial statements of
                  National Media Corporation for the year ended March 31, 1998.

     24           Powers of Attorney (included in the signature pages hereto).


--------------

* Incorporated by reference from Registrant's Proxy Statement on Schedule 14A, dated September 23, 1998.


Item 9.           Undertakings.

(a)      The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a) (1)(i) and (a) (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to its Certificate of Incorporation, its bylaws, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 22nd day of December, 1998.

                                  NATIONAL MEDIA CORPORATION


                                  BY:  /s/ Stephen C. Lehman
                                       ----------------------------------------
                                       Stephen C. Lehman, Chairman of the Board
                                       and Chief Executive Officer


                                POWER OF ATTORNEY

Each of the undersigned officers and directors of National Media Corporation whose signature appears below hereby appoints Stephen C. Lehman and Daniel M. Yukelson as true and lawful attorney-in-fact for the undersigned with full power of substitution, to execute in his name and on his behalf in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact shall deem appropriate, and to cause to be filed any such amendment (including exhibits thereto and other documents in connection therewith) to this Registration Statement with the Securities and Exchange Commission, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 22nd day of December, 1998.



      Signature                              Title(s)
      ---------                              --------

  /s/ Stephen C. Lehman            Chairman of the Board and Chief
  -----------------------------    Executive Officer
  Stephen C. Lehman

  /s/ Daniel M. Yukelson           Executive Vice President/Finance and Chief
  -----------------------------    Financial Officer, and Secretary
  Daniel M. Yukelson

  /s/ Stuart D. Buchalter          Director
  -----------------------------
  Stuart D. Buchalter

  /s/ Robert W. Crawford           Director
  -----------------------------
  Robert W. Crawford

  /s/ John W. Kirby                President and Director
  -----------------------------
  John W. Kirby

  /s/ David E. Salzman             Director
  -----------------------------
  David E. Salzman

  /s/ Andrew M. Schuon             Director
  -----------------------------
  Andrew M. Schuon

  /s/ Eric R. Weiss                Vice Chairman of the Board of Directors and
  -----------------------------    Chief Operating Officer
  Eric R. Weiss

                                  EXHIBIT INDEX

Exhibit
Number          Description
------          -----------

5 Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP with respect to the legality of the shares of Common Stock being registered hereunder.

23 Consent of Ernst & Young LLP, independent certified public accountants, with respect to the consolidated financial statements of National Media Corporation for the fiscal year ended March 31, 1998.
